Exhibit 99.1

News Release
Irving, Texas, Oct. 7, 2011 — Commercial Metals Company (NYSE: CMC) announced today its decision to exit the CMC Sisak mill (CMCS) in Croatia, a steel pipe manufacturing operation, by way of a sale and/or closure. The Company will close out the existing order book and expects the operation to wind down over the next several months.
Joe Alvarado, President and CEO, commented, “Despite focused efforts and substantial progress over the past several quarters to stabilize and improve the operating efficiency of the Croatia mill, we have determined that achieving sustained profitability would take considerable additional time and investment in a product line which is not considered a core business. This was a difficult decision that came after careful analysis and thorough review of the marketplace and our production capabilities. By exiting this business, we believe the capital and management attention consumed by our Croatian operations will be better deployed in our other businesses.”
Ultimately, the closure of the Sisak facility will result in a workforce reduction of approximately 1130 people. In addition, the company also announced further reductions to its global workforce by approximately 350 people to further align Commercial Metals Company to remain competitive and responsive to current and projected customer demand. As a part of the workforce reduction that was announced, five rebar fabricating locations will be closed, four domestic and one international location. Any remaining production will be moved to other facilities. In addition, eight construction services (CRP) locations were rationalized and either closed or are in the process of being sold.
Joe Alvarado, further remarked, “We continue to review our product lines, geographic dispersion, and vertical integration taking into consideration the current economic environment in the various markets that we serve in order to determine the best allocation of resources for the Company. We remain committed to our strategy of vertical integration, upstream in scrap recycling and downstream in fabrication. We also remain committed to serving our customers and believe these actions will allow us to do so in a more effective manner. We understand the impact that these decisions will have on the lives of our employees and our communities, but unfortunately market conditions have necessitated that these actions be taken at this time.”

Principally in connection with these actions, depending upon a number of factors including, but not limited to, valuations upon possible sale of the various businesses as a going concern or by individual property, plant and equipment, the Company currently estimates the pre-tax charges to be recorded in fiscal 2011 relating to the actions described above may range from $135 million to $165 million. Estimated pre-tax closure costs to be incurred in 2012, excluding operating losses incurred in running the CMCS mill to close out orders, are in a range from $25 million to $40 million. Over $120 million of the restructuring costs in 2011 are expected to be non-cash costs as these charges relate primarily to impairments. Restructuring costs in 2012 are expected to be cash costs for severance and other closure activities.
The company expects that any losses resulting from the plant closure or sale will result in reductions in cash taxes in 2012 and 2013. Management also estimates that the liquidation of working capital and the aforementioned reduction of income taxes will make the CMCS closure cash flow positive for Commercial Metals Company.
The board of directors has also declared a quarterly cash dividend of 12 cents per share on common stock to stockholders of record on October 18, 2011. The dividend will be paid on November 1, 2011. The board further decided to align future dividend declaration dates to coincide with quarterly earnings release dates.
Commercial Metals Company will release its fiscal 2011 earnings and hold its quarterly investor conference call on Friday, October 28, 2011.
Commercial Metals Company and subsidiaries manufacture, recycle and market steel and metal products, related materials and services through a network including steel minimills, steel fabrication and processing plants, construction-related product warehouses, a copper tube mill, metal recycling facilities and marketing and distribution offices in the United States and in strategic international markets.
Forward-Looking Statements
     This news release contains forward-looking statements regarding the outlook for the Company’s financial results including net earnings (loss), operating profit (loss), economic conditions, credit availability, product pricing and demand, currency valuation, production rates, interest rates, inventory levels, margins, acquisitions, construction and operation of new facilities, general market conditions and closure costs. These forward-looking statements generally can be identified by phrases such as we, the company or its management “expects,” “anticipates,” “believes,” “estimates,” “intends,” “plans to,” “ought,” “could,” “will,” “should,” “likely,” “appears,” “projects,” “forecasts,” “outlook,” or other similar words or phrases. There are inherent risks and uncertainties in any forward-looking statements. Variances will occur and some could be materially different from our current opinion.
     Developments that could impact the Company’s expectations include the following: absence of global economic recovery or possible recession relapse; solvency of financial institutions and their ability or willingness to lend; success or failure of governmental efforts to stimulate the economy, including restoring credit availability and confidence in a recovery; continued sovereign debt problems within the euro zone and other foreign zones; customer non-compliance with contracts; construction activity or lack thereof; decisions by governments affecting the level of steel imports, including tariffs and duties; claims litigation and settlements; difficulties or delays in the execution of construction contracts resulting in cost overruns or contract disputes; unsuccessful or delayed implementation of new technology; metals pricing over which the Company exerts little influence; increased capacity and product availability from competing steel minimills and other steel suppliers, including import quantities and pricing; execution of cost minimization strategies; ability to retain key executives; court decisions and regulatory rulings; industry consolidation or changes in production capacity or utilization; global factors, including political and military uncertainties; currency fluctuations; interest rate changes; availability and pricing of raw material including scrap metal and energy, insurance and supply prices; passage of new, or interpretation of existing, environmental laws and regulations; severe weather, especially in Poland; and the pace of overall economic activity, particularly in China.
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Contact:
Barbara Smith
Chief Financial Officer
214-689-4300
2011-13